Exhibit 10.17A
October 5, 2017

Mr. Paul Sternlieb
[Address Omitted]

Dear Paul,

I am very pleased to confirm our offer of employment with JBT Corporation, as Executive Vice President, President, Protein, reporting to me, with an expected start date of October 23rd (the Effective Date). The elements of your compensation are itemized below, with more detailed descriptions following the summary:

Annual Salary	$390,000
Target Cash Bonus	60%
Target Total Cash	$624,000
Annual Long Term Incentive (equity)	$400,000 (est.)
Sign on Cash (gross)	$140,000
Sign on Equity	$1,000,000 ($500,000 1-year vesting, $400,000 2-year vesting, $100,000 3-year vesting)
Change in Control Agreement and Executive Severance Plan	Attached
Group Insurance - medical, dental, life, disability, vision	Attached
401(k)	3% non-elective contribution plus up to 3% match
Deferred Compensation	Attached
Vacation	Four weeks
Financial Planning	Up to $20,000 annually
Dues to YPO	Estimated at $15,000 annually
Parking	Provided
Start Date	October 23rd

Your annual base salary will be $390,000, paid on a monthly basis. You will be eligible for a merit increase on JBT’s April 2018 merit increase date.

You will be eligible to participate in the JBT Management Incentive Plan (MIP). Your target payout will be 60% of your base salary. This cash incentive bonus is based on both business performance incentives (BPI) and Personal Performance Indicators (PPI). The BPI measures the Company’s actual financial performance on performance objectives established annually by the Compensation Committee of the Board and is weighted (75%). Payouts can range from 0.0 to 2.5 times target. The PPI measures your individual performance to objectives and is weighted (25%). Payouts can range from 0.0 to 2.0 times target. Payments paid under the MIP are paid no later than March 15th of the calendar year following the calendar year for which the bonus is earned.

You will also be eligible to participate in the John Bean Technologies Corporation Long Term Incentive Plan (LTIP) which provides for periodic equity awards at the discretion of the Board of Directors. Equity awards are determined annually by the Compensation Committee of the Board of Directors. Your annual award in 2018 will have an expected grant date value of $400,000. In 2017 these awards were 40% time based and 60% performance based Restricted Stock Units (RSUs). The time based portion has a three year vesting period. The performance based portion has a three year performance period. Both time based and performance shares vest on the first trading day in April following completion of the performance period. Performance payouts can range from 0 to 200%. Financial performance objectives for the LTIP are also established annually by the Compensation Committee.

In order to offset expected cash forfeitures from your prior employer, JBT will also provide you a cash award of $140,000. You would be required to pay this back to us should you voluntarily leave the company within one year of joining.

We are also pleased to offer you a one-time RSU award with a grant date value of $500,000 based upon the closing price of JBT common stock on the Effective Date. This RSU grant is time based and will vest on the first anniversary (1-year vesting) of the Effective Date or the first trading day thereafter. In addition, you will receive a one-time RSU award with a grant date value of $400,000 based upon the closing price of JBT common stock on the Effective Date. This RSU grant is time based and will vest on the second anniversary (2-year vesting) of the date of the grant or the first trading day thereafter. You will also receive a one-time RSU award with a grant date value of $100,000 based upon the closing price of JBT common stock on the Effective Date. This RSU grant is time based and will vest on the third anniversary (3-year vesting) of the date of the grant or the first trading day thereafter. The awards that will be granted pursuant to this letter are forfeited if you are not an employee at the time of vesting other than as a result of death or disability, at which point all outstanding and unvested RSU’s will vest in full.

As an executive officer you will be eligible to enter into the JBT Corporation’s Executive Severance Agreement (the “Change in Control Agreement”) that extends benefits in the event JBT undergoes a qualified change in control action. The form of the Change of Control Agreement you will execute upon starting with JBT is attached as Exhibit A.

You will also be covered by the Executive Severance Pay Plan (the “Severance Plan”) which includes 15 months’ base salary, target bonus and compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance, and other benefits in connection with an involuntary termination. The terms are set forth in the attached Exhibit B.

You are also eligible to participate in JBT Corporation’s comprehensive benefits package that includes medical, dental, life, disability and vision. See Exhibit C. JBT also offers a 401(k) plan, including a 3% company non-elective contribution and up to an additional 3% company match and a deferred compensation plan (Exhibit D). You will be eligible for four weeks of vacation annually upon joining JBT.

For executive officers JBT provides up to $20,000 annually to be used for financial planning and/or tax assistance. JBT will also pay the annual dues for your membership in the Young Presidents’ Organization currently estimated to be $15,000 annually and JBT will pay any taxes due on this amount as necessary. The amount JBT pays in dues will not be taxable to you. In addition, parking is available if you choose to drive to work.

With respect to your employment at JBT and any continuing obligations you may have with respect to your prior employer, JBT agrees that it will not ask you to disclose or use any ITW proprietary or trade secret information and you agree to refrain from using any ITW proprietary or trade secret information in the performance of your duties for JBT. JBT acknowledges and agrees that you will not, for a period of 12 months, directly or indirectly solicit or participate in soliciting the sale of products or services on behalf of JBT to any current or former ITW customer for the same or similar products or services with which you had direct contact on behalf of ITW during your last 12 months of employment at ITW.

In the event that any claim is asserted by your prior employer within three years of the commencement of your employment with JBT to recover any vested Stock Option Grant, Restricted Stock Unit Grant, Performance Share Unit Grant or Long Term Incentive Cash Grant you beneficially own on the date of your acceptance of this offer, JBT will defend, and advance the reasonable costs of defending, such claim provided that the conduct asserted as the basis for such a claim is conduct within the scope of your employment with JBT. JBT will have the right to select counsel for such purpose and you agree to cooperate with such defense. To the extent any such vested Stock Option Grant, Restricted Stock Unit Grant, Performance Share Unit Grant or Long Term Incentive Cash Grant are actually forfeited by you as a result of a claim asserted by your former employer within three years of the commencement of your employment with JBT and you have cooperated with the defense of that claim and complied with your undertakings in the immediately preceding paragraph, JBT will replace any such forfeited awards with compensation of equivalent value up to a maximum aggregate value of $980,000.

This offer of employment is contingent upon successfully passing a background check and drug screening test, your ability to provide proof of your right to work in the United States, and receipt of a signed JBT Corporation Confidential Information and Inventions Agreement. Nothing in this letter limits or alters the employment at-will relationship. This letter reflects the current version of various JBT plans and policies but as you know these may be modified or amended based upon future business needs.

JBT Corporation offers a challenging environment with many opportunities for growth and development. I believe that this opportunity will enable you to meet your career goals, as well as significantly contribute to JBT’s strategy and objectives. If you have any questions concerning this offer, please call me at [number omitted] or Jason Clayton at [number omitted].

Paul, I look forward to having you join the JBT team.

[Signatures Omitted]